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Exhibit 99.2

[LETTERHEAD OF FIRST CONSULTING GROUP]

For more information contact: Luther Nussbaum Chairman and CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com
FOR IMMEDIATE RELEASE	Michael J. Puntoriero Executive Vice President and CFO First Consulting Group 562-624-5232 mpuntoriero@fcg.com
Thomas A. Reep Vice President Finance and Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) REPORTS FOURTH QUARTER AND
FISCAL 2002 RESULTS

    •
    Reports Fourth Quarter Net Revenue of $68.9 Million and EPS of $0.08

    •
    Earnings for 2002 Increase to $0.08 from loss of $0.29 in 2001

    •
    Strong Balance Sheet, Record High Cash Position of $67.3 Million, No Long-term Debt

LONG BEACH, Calif., February 13, 2003—First Consulting Group, Inc. (Nasdaq: FCGI), a leading provider of information-based consulting, integration and management services to the health-related industries, today reported financial results for the fourth quarter and fiscal year ended December 27, 2002.

Fourth Quarter and Fiscal 2002 Performance

Revenue before out-of-pocket reimbursements ("net revenue") for the fourth quarter of 2002 was $68.9 million, up 6.6 percent from $64.7 million in the fourth quarter of 2001. For the full year, revenues were $268.0 million, up 0.4 percent from $266.9 million in 2001. This increase was largely due to the addition of two IT Outsourcing contracts beginning in the second quarter of 2002. However, these gains were partially offset in the fourth quarter of 2002 and almost fully offset in fiscal 2002 by decreases in consulting and systems integration revenue.

FCG reported net income of $1.9 million, or $0.08 per share, for the fourth quarter of 2002, versus a loss of $6.0 million, or $0.25 per share, in the fourth quarter of 2001. Excluding the effect of unusual charges (restructuring and the write-off for an investment in a software development firm), net income was $1.7 million, or $0.07 per share, for the fourth quarter of 2001. For fiscal 2002, the company reported net income of $2.0 million, or $0.08 per share, compared to a loss in fiscal 2001 of $6.9 million, or $0.29 per share. Excluding unusual charges in both fiscal years, FCG reported net income of $6.5 million, or $0.26 per share, for fiscal 2002 versus net income of $3.3 million, or $0.14 per share, in fiscal 2001. For further detail regarding GAAP and pro forma reconciliation, please refer to the financial tables at the end of this press release.

Total cash and investments increased to $67.3 million in the fourth quarter of 2002, as compared to $62.9 million in the third quarter of 2002, and $51.9 million in the fourth quarter of 2001. Day's sales outstanding increased slightly to 55 days in the fourth quarter of 2002, compared to 53 days in the third quarter of 2002 and 60 days in the fourth quarter of 2001. FCG has no long-term debt.

Luther Nussbaum, FCG's chairman and chief executive officer, said, "As we reach our fifth anniversary as a public company, FCG has established strong growth engines for the future, increased our profitability and significantly improved our balance sheet. Our excellent results during the fourth quarter demonstrate our success in establishing shorter-term consistency with regard to our earnings performance while also striving toward our medium-term and long-term growth goals. We enter 2003 having made considerable progress in laying the foundation for a return to growth in our consulting and systems integration business units while also maintaining our four-year growth in Outsourcing."

Business Unit Update

Throughout the last eighteen months, FCG has built upon its twenty-three years of healthcare and life sciences experience to refine its offerings in nine major areas within its business units: 1) regulatory compliance services; 2) improved outcomes focused medicine including patient safety, computerized order entry and digital hospitals; 3) revenue cycle improvement; 4) management services including business process, IT and application maintenance outsourcing; 5) cost improvement services; 6) staff services; 7) software implementation services; 8) custom software development services; and 9) technology services.

FCG provided the following performance summary for each business unit during the fourth quarter of 2002:

Life Sciences:    Demand for the company's FirstDoc™ software product suite, along with related consulting, integration and support services, remains solid as the trend toward outsourcing IT operations among life science companies grows. FCG released FirstDoc™ 2.0, its software product for regulatory compliant content management, which includes a simpler and more intuitive web interface, local language support for the major European and Japanese languages, and significant performance improvements for global, distributed site deployments. FCG recently acquired Paragon Solutions, Inc., which will be a part of the Life Sciences organization. In 2002, Paragon had revenues of approximately $8.1 million. Paragon's onshore/offshore delivery model provides a combination of low cost and high quality software development to the most demanding of clients—those building scaleable enterprise applications. With the roll-off of a large 18-month engagement for a global pharmaceutical company, FCG anticipates a near-term decline in Life Sciences revenue for the second quarter as the planned level of effort for the project declines significantly.

Healthcare:    The Healthcare business unit ended 2002 with its highest utilization for the year during the fourth quarter and the highest profits as a percentage of revenue for 2002. The potential pipeline of business is the strongest in two years as providers are spending in response to patient safety, clinical transformation, system implementations and IT needs. In the fourth quarter of 2002, health delivery benefited from high utilization, large deal closures at year-end, and a robust pipeline developing into 2003, all of which suggest the positive effect of the company's sales strategy focused on key metric improvement. In the health plan sector, demand remains flat and is highly dependent on a few large clients. With health plans continuing to spend conservatively for external consultants in the current uncertain market, FCG expects its health delivery segment to represent over 60% of the Healthcare business unit revenue for 2003.

Outsourcing:    In 2002, FCG's Outsourcing business unit completed the vast majority of its transition projects at the University Hospitals Health System in Cleveland, Ohio (UHHS) and the UMass Memorial Health Care (UMMHC) in Worcester, Massachusetts. The Outsourcing unit now has six full IT outsourcing agreements and provides discrete IT functions for 35 hospitals where FCG's services have delivered cost savings or efficiencies, increased service levels, and improved customer satisfaction. The company's pipeline includes one late stage transaction that is expected to close in the first half of the year and another entering assessment. Meanwhile, FCG recently learned that it had unsuccessfully bid on two other proposed outsourcing transactions for health plans. With regard to expanding its outsourcing opportunities, the company is aggressively pursuing an Outsourcing strategy within its Life Sciences business and continues to seek acquisition opportunities in the Business Processing Outsourcing (BPO) market.

Adoption Alternatives of New Accounting Standard EITF 00-21

In late November of last year, the Emerging Issues Task Force (EITF), ratified Issue 00-21, titled "Accounting for Revenue Arrangements with Multiple Deliverables". The new standard is required to be adopted for all new applicable revenue arrangements no later than the third quarter of 2003. Early adoption is permitted. Alternatively, FCG is permitted to apply the new standard to all existing arrangements impacted by EITF 00-21 and record to earnings the resulting cumulative effect as a change in accounting principle. The Company is in the process of reviewing the application of EITF 00-21 to its long term outsourcing contracts. Based on preliminary analysis, if FCG were to apply EITF 00-21 to its existing outsourcing arrangements as of the first quarter of 2003 on the cumulative catch up basis, the Company estimates that it would record a charge, net of tax, of up to $3.0 million, or $0.12 per share. This treatment is not a restatement but would be a one-time impact in the first quarter of adopting the new accounting standard. The effect on FCG's operations, other than the cumulative catch up, is not expected to be material for 2003.

Outlook

FCG adjusted its guidance slightly upward for the year, which was previously provided by the company on October 22, 2002, due to the acquisition of Paragon. Readers should reference the section at the end of the news release regarding the company's forward-looking statements in this section and elsewhere in this news release:

  •
  Net revenue for the first quarter of 2003 is expected to range between $70 and $72 million, with net income of approximately $0.09 per share.

  •
  For the full year 2003, FCG expects revenue to be between $295 and $300 million, with net income to range between $0.39 and $0.47 per share.

These estimates do not include the signing of any new outsourcing deals. The company expects to sign the equivalent of two mid-size transactions in 2003, which could increase annualized revenue by approximately $20 to $30 million. The timing of these possible new signings, the size and the speed that they come on-line will impact the amount of revenue that could be reflected in 2003. FCG also expects to continue to decrease general and administrative expenses on a percentage basis during 2003.

Nussbaum stated, "In 2003, we have established several strategic initiatives that we believe could enable FCG to grow to more than $750 million in revenues over the next three or four years. These initiatives include restoring growth to our consulting and systems integration business; continuing our Outsourcing growth success; pursuing strategic acquisitions; expanding geographically to meet client needs; and ensuring the successful integration of Paragon to drive a successful high quality low cost onshore/offshore global software development model."

Conference Call Webcast

FCG will broadcast its fourth quarter 2002 investor conference call live over the Internet today at 4:45 p.m. ET (1:45 p.m. PT). This call will contain details about FCG's financial results for the quarter, as well as the company's performance outlook. The broadcast will be hosted on the FCG's Investor Relations Web site located at www.fcg.com. Participants should allow approximately five minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the Internet broadcast. An online archive of the broadcast will be available approximately four hours following the live call and will remain available on FCG's Investor Relations Web site for approximately 12 months.

About First Consulting Group

FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Japan. The firm's services increase clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on First Consulting Group's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business units in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on key engagements, including new outsourcing engagements, during 2003; (iv) the ability of FCG to deliver a low cost, high quality software development approach through its recently acquired offshore development facilities; (v) FCG's anticipated revenues and earnings per share for the first quarter and fiscal year 2003; (vi) FCG's ability to realize decreased general and administrative expenses on a percentage basis; and (vii) FCG's long term revenue growth objectives for the next three to four years. These forward-looking statements involve known and unknown risks which may cause the company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements. Some of the risks investors should consider include the following: (a) the unpredictable nature of the company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, particularly in the current economic and political climate, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve projected growth, revenue and earnings; (d) the ability of FCG to increase its sales effectiveness through the recruitment and deployment of an experienced sales force that provides appropriate account coverage; (e) the ability of FCG to minimize the impact of the wind down of a large project in the Life Sciences business unit in the first quarter of 2003; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions in the short term; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam, Japan and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers and (i) other risk factors referenced in the company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)

	3 Months Ended		Year Ended
	Dec. 27, 2002	Dec. 28, 2001	Dec. 27, 2002	Dec. 28, 2001
Revenue before reimbursements (net revenue)	68,932	64,652	268,013	266,890
Out-of-pocket reimbursements	3,419	3,869	14,720	17,221

Total revenue	72,351	68,521	282,733	284,111
Cost of services before reimbursable expenses	44,021	40,185	171,665	166,631
Out-of-pocket reimbursable expenses	3,419	3,869	14,720	17,221

Total cost of services	47,440	44,054	186,385	183,852

Gross profit	24,911	24,467	96,348	100,259
Selling expenses	7,075	6,750	27,987	30,608
General and administrative expenses	14,517	17,627	57,470	67,505
Restructuring, severance, and impairment charges	—	9,162	7,818	13,511

Operating income (loss)	3,319	(9,072)	3,073	(11,365)
Interest income	197	244	889	1,388
Other expense	(246)	(216)	(586)	(665)

Pre-tax income (loss)	3,270	(9,044)	3,376	(10,642)
Income tax provision (benefit)	1,374	(3,083)	1,418	(3,754)

Net income (loss)	$1,896	$(5,961)	$1,958	$(6,888)

Basic EPS	$0.08	$(0.25)	$0.08	$(0.29)

Diluted EPS	$0.08	$(0.25)	$0.08	$(0.29)

Basic weighted avg. shares	24,079	23,656	24,002	23,558
Diluted weighted avg. shares	24,210	23,656	24,671	23,558
Pro forma effect of unusual charges Impact to net income and earnings per share (diluted) (In thousands except per share data)
Reported net income	$1,896	$(5,961)	$1,958	$(6,888)
After tax expense from:
Restructuring, severance,and impairment charges	—	6,029	4,534	8,552
Write-off of investment in software development firm	—	1,617	—	1,617

Adjusted net income	$1,896	$1,685	$6,492	$3,281

Reported earnings per share (diluted)	$0.08	$(0.25)	$0.08	$(0.29)
EPS adjustment from:
Restructuring, severance,and impairment charges	—	0.25	0.18	0.36
Write-off of investment in software development firm	—	0.07	—	0.07

Adjusted earnings per share (diluted)	$0.08	$0.07	$0.26	$0.14

First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

	Dec. 27, 2002	Dec. 28, 2001
Cash, cash equivalents, and investments	$67,346	$51,909
Accounts receivable, net	36,889	34,657
Unbilled receivables	13,264	13,963
Current assets	126,262	109,934
Total assets	157,940	145,429
Current liabilities	41,994	35,780
Long-term debt	—	—
Total stockholders' equity	107,571	102,276

Selected Business Metrics

	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001
Revenue before reimbursements (net revenue) ($millions)	68.9	69.6	66.2	63.3	64.7
Out-of-pocket reimbursements ($millions)	3.4	3.5	3.9	3.9	3.8
Total revenue ($millions)	72.3	73.1	70.1	67.2	68.5
Gross margin %	36.1	34.3	36.8	36.7	37.8
Selling expense %	10.3	10.2	10.5	10.9	10.4
General and admin expense %	21.0	19.4	22.3	23.3	27.3
Operating % (see note below)	4.8	4.7	(7.8)	2.5	(14.0)
Utilization %	78.8	72.6	75.0	72.8	74.8
Total associates	1775	1839	1890	1782	1852
Total billable associates	743	784	849	879	972
Total outsourcing associates	709	722	688	543	534
Days sales outstanding	55	53	54	60	60

Note: Operating income percentage is inclusive of restructuring charges of $7.8 million (11.8% of net revenue) and $9.2 million (14.2% of net revenue) in Q2 2002 and Q4 2001, respectively.

Sales Mix as a % of Net Revenues

	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001
Health Plan	11	11	14	14	14
Health Delivery	20	20	23	25	23
Government	3	2	3	2	3
Outsourcing	38	39	28	26	26
Life Sciences	26	26	29	30	32
Other	2	2	3	3	2

Delivery Units Selected Financial Metrics

Healthcare	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001
Revenue before reimbursements (net revenue) ($in millions)	26.8	26.7	29.5	28.8	29.6
Out-of-pocket reimbursable expenses ($in millions)	3.0	3.0	3.4	3.4	3.4
Total revenue ($millions)	29.8	29.7	32.9	32.2	33.0
Gross margin %	44.8	42.9	42.4	43.1	46.8
Utilization %	78.3	71.3	74.6	73.9	75.4
Billable associates	440	466	485	492	532
Total associates	512	518	556	559	585
Life Sciences	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001
Revenue before reimbursements (net revenue) ($in millions)	16.5	16.4	18.0	17.5	18.4
Out-of-pocket reimbursable expenses ($in millions)	0.4	0.4	0.5	0.5	0.4
Total revenue ($millions)	16.9	16.8	18.5	18.0	18.8
Gross margin %	49.0	46.0	45.0	39.4	38.2
Utilization %	79.6	74.1	75.5	71.3	74.1
Billable associates	300	318	349	374	428
Total associates	372	389	434	468	516
Outsourcing	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001
Revenue before reimbursements (net revenue) ($in millions)	25.6	26.5	18.7	16.9	16.7
Out-of-pocket reimbursable expenses ($in millions)	0	0	0	0.1	0
Total revenue ($millions)	25.6	26.5	18.7	17.0	16.7
Gross margin %	18.7	18.3	20.1	22.8	21.5
Total associates	709	722	688	543	534

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FIRST CONSULTING GROUP (FCG) REPORTS FOURTH QUARTER AND FISCAL 2002 RESULTS